EXHIBIT 5.1


                    OPINION OF THE GOLDSTEIN LAW GROUP, P.C.


July 27, 2001

Latin American Casinos, Inc.
2000 N.E. 164th Street
North Miami Beach, FL 33162

Ladies/Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 to be filed by Latin American Casinos, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on July 27, 2001 (the "Registration Statement"), in order to register under the Securities Act of 1933, up to 7,229,608 shares of the common stock, par value $0.001 per share of certain selling security holders (the "Selling Security Holder Shares").

         We are of the opinion that the Selling Security Holder Shares have been duly authorized and are legally and validly issued, fully paid and non-assessable.

         We consent to the inclusion in this Registration Statement on Form S-3 of this opinion and to the reference to our firm under the caption "Legal Matters."

         Respectfully submitted,


         /s/ THE GOLDSTEIN LAW GROUP, P.C.

         The Goldstein Law Group, P.C.